                   Exhibit 99-6: Actuarial Opinion and Consent

April 11, 2002

Re:  Flexible Premium Group Variable Universal Life Insurance
     (Variable Life Account C)
     for New York State United Teachers Benefit Trust
     (File No. 333-89953)

Dear Sir or Madam:

I have reviewed materials provided by ING Life Insurance and Annuity Company
(ING), formerly known as Aetna Life Insurance and Annuity Company, regarding ING's Flexible Premium Group Variable Universal Life Insurance contract that is offered to the New York State United Teachers Benefit Trust (the "Policy"). These materials included the Policy and Certificate forms, the illustrated values to be included in the Variable Life Account C prospectus (the "Prospectus"), and rates currently used by the system administering in-force certificates under this Policy.

Based on my review of these materials, in my opinion, the illustrations of benefits under the Policy included in the Prospectus under the caption "Illustrations of Death Benefit and Total Account Values" reflect the assumptions stated in the illustrations and are consistent with the provisions of the policy. Also, in my opinion, the age selected for the illustrations fairly represents the manner in which the Policy operates.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ John B. Dinius

John B. Dinius, FSA, MAAA
Principal Consultant